Exhibit 2.3
September 23, 2025

Re: Amendment of Section 5.8 of the Separation and Distribution Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Separation and Distribution Agreement, dated as of January
22, 2024 (the “Separation Agreement”), by and among Inhibrx, Inc., a Delaware corporation (“Company”
and now named Sanofi AATD Inc.), Ibex SpinCo, Inc., a Delaware corporation (“SpinCo” and now named Inhibrx Biosciences, Inc.), and Aventis Inc.,1 a Pennsylvania corporation. Capitalized terms used in this letter agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In accordance with Section 8.3 of the Separation Agreement, the undersigned parties hereby agree to effect certain changes to Section 5.8 of the Separation Agreement. Notwithstanding anything to the contrary in the Separation Agreement, the Company, SpinCo, and Aventis Inc. have agreed that there will be no Section 336(e) Election filed and, therefore, also no other documents relating to said election.

Except as modified by this letter agreement, the terms and provisions of the Separation Agreement are and will remain in full force and effect.

[Signature Page Follows]
1 Solely with respect to Section 2.7(b), Section 2.10, Section 3.3, Section 4.2, Section 4.3, Section 4.7, Section 5.1, Section 6.6(i), Section 8.3, Section 8.6, Section 8.7, and Section 8.8.

Exhibit 2.3

Very truly yours,

SANOFI AATD INC.

By:	/s/ Stephen Kalinchak
Name:	Stephen Kalinchak
Title:	Secretary

INHIBRX BIOSCIENCES, INC.

By:	/s/ Kelly Deck
Name:	Kelly Deck
Title:	Chief Financial Officer

AVENTIS INC.

By:	/s/ Jamie Haney
Name:	Jamie Haney
Title:	Vice President, General Counsel & Secretary